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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

              We consent to the references to our firm under the caption "Experts" and to the use of our report dated March 11, 2005, except for Note 5, paragraphs 6 and 12 of Note 6, and paragraph 6 of Note 12, as to which the date is April 22, 2005, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-127973) and related Prospectus of Traffic.com, Inc. for the Registration of             shares of its common stock.

/s/ Ernst & Young LLP
Philadelphia, PA October 13, 2005

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Consent of Independent Registered Public Accounting Firm